CAHILL GORDON & REINDEL
                                  EIGHTY PINE STREET
                                 NEW YORK, N.Y. 10005






                                     May 23, 1996






                                                               (212) 701-3000




Engelhard Corporation
101 Wood Avenue
Iselin, New Jersey 08830-0770

Ladies and Gentlemen:

            We have acted as special counsel to Engelhard Corpora-tion, a Delaware corporation (the "Company"), in connection with the filing of a Registation Statement on Form S-3 (the "Registra-tion Statement") under the Securities Act of 1933, as amended (the "Act"), relating to (i) up to $250 million aggregate principal amount (or such greater principal amount that may result from issuances with original issue discount) of the Company's unsecured senior and subordinated debt securities (the "Debt Securities") that may be issued from time to time pursuant to indentures (collectively the "Indentures") to be substantially in the form filed as Exhibits 4.1 and 4.2 to the Registration Statement, and
(ii) shares of the Company's Common Stock, par value $1.00 per





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share (the "Common Stock"), that may be issuable upon redemption or conversion of certain Debt Securities.

            We advise you that, in our opinion, the Debt Securities have been duly authorized and (upon execution and delivery of the applicable Indenture and execution and authentication of the Debt Securities in accordance with such Indenture and delivery to the purchasers thereof against payment therefor pursuant to a sale in the manner described in the Registration Statement, including the prospectus forming a part thereof (the "Prospectus") and any pro-spectus supplement thereto) will be legally issued, valid and binding obligations of the Company enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insol-vency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            We also advise you that, in our opinion, shares of Com-mon Stock issuable upon redemption or conversion of any Debt Secu-rities that are redeemable for or convertible into Common Stock, when issued in accordance with the terms of the applicable Inden-ture upon redemption or conversion of such Debt Securities (assum-ing that such issuance has previously been authorized by all nec-essary corporate action by the Company's Board of Directors and otherwise), will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration State-ment and related Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in con-senting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the cate-gories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          Cahill Gordon & Reindel